IVY FUND

                  FUND ACCOUNTING SERVICES AGREEMENT SUPPLEMENT

                              Ivy New Century Fund


         AGREEMENT made as of the 29th day of October, 1994, by and between Ivy Fund (the "Fund") and Mackenzie Investment Management Inc. (the "Agent").

         WHEREAS, the Fund is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Fund from time to time;

         WHEREAS, a separate class of shares of the Fund is offered to investors with respect to each investment portfolio;

         WHEREAS, the Fund has adopted a Master Fund Accounting Services Agreement ("Master Agreement") dated January 25, 1993, pursuant to which the Fund has appointed the Agent to provide the fund accounting services specified in that Master Agreement; and

         WHEREAS,   Ivy  New  Century  Fund  (the  "Portfolio")  is  a  separate investment portfolio of the Fund.

         NOW, THEREFORE, the Trustees of the Fund hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Agreement, the Fund hereby adopts the Master Agreement with respect to the Portfolio, and the Manager hereby acknowledges that the Master Agreement shall pertain to the Portfolio, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

         2. The term "Portfolio" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Portfolio.

         3. As provided in the Master Agreement and subject to further conditions as set forth therein, the Portfolio shall pay the Agent a monthly fee based upon the rate(s) set forth in the Fee Schedule attached hereto as Annex 1.

         4. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the Portfolio as of the date specified above and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect with respect to the Portfolio for a period of more than one (1) year from such date only so long as the continuance is specifically approved at least annually by the Fund's Board of Trustees, including the vote or written consent of a majority of the Fund's Independent Trustees. This Agreement may be terminated with respect to the Portfolio, without payment of any penalty, by the Portfolio upon at least ninety (90) days' prior written notice to the Agent or by the Agent upon at least ninety (90) days' prior written notice to the Portfolio; provided, that in the case of termination by the Portfolio, such action shall have been authorized by the Fund's Board of Trustees, including the vote or written consent of a majority of the Fund's Independent Trustees.

                            IVY FUND,
                            on behalf of Ivy New Century Fund


                            By: /s/ C. WILLIAM FERRIS
                                TITLE:  Secretary


                            MACKENZIE INVESTMENT MANAGEMENT INC.


                            By: /S/ C. WILLIAM FERRIS
                                TITLE:  Sr. Vice President


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                                     ANNEX 1

                       FUND ACCOUNTING SERVICES AGREEMENT
                                  FEE SCHEDULE



                             BASED UPON ASSETS UNDER
MANAGEMENT (IN MILLIONS)

                                    $0-$10           >$10-$40 >$40-$75 Over $75
                                    ------            -------  ------- --------

Ivy New
Century Fund                        $1,250           $2,500    $5,000   $6,500